HUNTWAY REFINING COMPANY
                1664 Alameda Street, Wilmington, California 90744
                     Mailing address: P.O. Box [illegible],
                       Wilmington, California [illegible]
                        (310)548-4000 FAX (310) 518-1197

                                                                November 7, 1996
                                                     Sent via Fax (714) 769-1181

Mr. Gary Magness
Magness Petroleum Company
9 St. Tropaz
Newport Beach, CA [illegible]

Dear Mr. Magness:

     After execution of this agreement by both parties and upon transfer of title to the Wilmington "Townlot" producing property from Exxon Corp. to Magness Petroleum, Huntway Refining Company ("Huntway") will purchase and receive and Magness Petroleum Company ("Mangess") will sell and deliver Wilmington crude oil under the terms and conditions specified herein. This will be Huntway contract number [illegible]-2326.

CRUDE OIL:  Wilmington crude oil

VOLUME:  Approximately 400 to 600 barrels per day

QUALITY: Typical Wilmington "Townlot" production crude oil quality at the time of delivery, approximately 15.0 - 16.0 deg. API. Oil delivered under this agreement shall be merchantable, virgin produced crude oil free of objectionable contaminates such as, but not limited to, organic chlorides, oxygenated hydrocarbons, phenols, and shall not exceed 1.5 percent by weight [illegible].

LOCATION: F.O.B. Wilmington "Townlot" lease. Title and risk of loss transfers as the crude oil passes from Magness's delivery hose into Huntway nominated delivery truck at the lease.

MEASUREMENT: Volume, corrected for temperature and [illegible], shall be measured by Automatic Custody Transfer Meter at the lease. Huntway shall check volume by weigh [illegible] and analysis under [illegible] standards of samples taken at delivery location. Any significant discrepancy shall be resolved by mutual agreement between Huntway and Magness.

PRICE: Average of Union, Mobil and [illegible] posted prices for Wilmington crude oil, averaged over the month of delivery and adjusted for gravity actually delivered plus [illegible] price per [illegible] barrel. Deliveries are deemed to be in equal daily quantities over the month.

PAYMENT: Mangess shall invoice Huntway by the tenth business day following the month of delivery and payment shall be due the twentieth of the month following the month of delivery. If payment due date falls on a Saturday or bank holiday other than a Monday, payment shall be made the business day immediately preceding the due date. If payment due date falls on a Sunday or on a Monday bank holiday, payment shall be made the first business day following the due date.

[Illegible]: This agreement shall commence on the effective date of transfer of title to the "Townlot" lease from Exxon to Magness and shall continue until either party advises the other of termination which shall be effective at the end of a calendar month, such notice being in writing and delivered at least thirty days in advance of the effective termination date stated in such notice.

GOVERNING LAW: This agreement shall be enforceable under the laws of the State of California and each party hereto hereby submits to the jurisdiction of the courts of the State of California.

OTHER:

1) Magness warrants and guarantees that is has clear title to, and right to sell, all oil delivered to Huntway under this agreement.

2) Magness warrants and guarantees that all oil delivered hereunder is straight production containing no hazardous or toxic waste additive.

3) All other terms and conditions shall be in accordance with usual industry practice for similar type transactions.

          If this conforms with your understanding of our agreement, please sign and return one copy of this letter.

                                               Yours truly,

                                               HUNTWAY REFINING COMPANY



                                               T.L. Stringer
                                               Executive Vice President

AGREED to this 13 day of November 1996
MAGNESS PETROLEUM COMPANY

By:      /s/ Gary Magness
         -----------------------------
Title:   President
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